STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-4

Distribution Number	13
Beginning Date of Accrual Period	20-Nov-03
End Date of Accrual Period	21-Dec-03
Payment Date	22-Dec-03
Previous Payment Date	20-Nov-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	24,227,496.48
Principal Collections	20,796,530.27
Collections of Interest (net of Servicing Fee and principal recoveries)	3,280,528.19
Servicing Fee	225,215.02
Principal recovery	-
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	24,227,496.48
Interest Paid to Notes	696,887.56
Principal Paid to Notes	23,305,393.90
Servicing Fee	225,215.02
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	540,516,057.01
Principal Collections (including repurchases)	20,796,530.27
Charge off Amount	(316,447.68)
Ending Pool Amount	519,403,079.06

Collateral Performance
Cash Yield (% of beginning balance)	7.78%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.70%
Net Yield	7.08%
Cumulative Realized Losses	(1,076,847.62)
Cumulative Loss Percentage	0.12%

Delinquent Home Equity Loans
One Payment principal balance of Home Equity Loans	9,907,478.75
One Payment number of Home Equity Loans	96
Two Payments principal balance of Home Equity Loans	3,230,469.62
Two Payments number of Home Equity Loans	34
Three Payments + principal balance of Home Equity Loans	10,520,510.22
Three Payments + number of Home Equity Loans	116
Three Payments + Delinquency Percentage	2.03%
Three Payments + Rolling Average	1.70%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	5,527
Number of Home Equity Loans outstanding (Ending of Collection Period)	5,343
Number of Home Equity Loans that went into REO	7
Principal Balance of Home Equity Loans that went into REO	641,567.27

Overcollateralization
Begin Overcollateralization Amount	71,055,876.31
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	2,192,415.95
End Overcollateralization Amount	73,248,292.26

Target Overcollateralization Amount	84,446,938.45
Interim Overcollateralization Amount	70,739,428.63
Interim Overcollateralization Deficiency	13,707,509.82

Excess Cashflow	2,508,863.63

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	52.70%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	28.350044
2. Principal Distribution per $1,000	27.526923
3. Interest Distribution per $1,000	0.823121

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.12000%
2. Formula Rate (1-mo. Libor plus 55 bps)	1.67000%
3. Available Funds Cap	9.86115%
4. Note Rate	1.67000%
5. Days in Accrual Period	32

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	696,887.56
7. Current Interest and Interest Carry forward Amount paid	696,887.56
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	469,460,180.70
2. Principal Payment Amount paid	20,796,530.27
3. Distributable Excess Cashflow paid	2,508,863.63
4. Note Principal Amount, after payments	446,154,786.80

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.5269711
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8589760